Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Nicole Donegan
Director, Marketing and Communications
ndonegan@severnbank.com
(410) 260-2045

Severn Savings Bank Appoints Chief Lending Officer

ANNAPOLIS, MD (JANUARY 9, 2013) —  Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced the appointment of William Lindlaw as Executive Vice President along with his appointment as Chief Lending Officer of Severn.  Lindlaw joins Severn from City First Bank of DC in Washington, DC where he served as Executive Vice President and Chief Credit/Lending Officer.

Lindlaw has over thirty five years of experience in the banking industry.  He has served  in key management positions in both retail and lending fields.   His role at Severn will be to oversee commercial banking, mortgage lending, underwriting, risk mitigation and banking relations.

Commenting on the appointment, Alan J. Hyatt, president and chief executive officer said: “We are delighted to have someone with Bill’s vast industry experience and knowledge joining our team in such an important role.  His insight will prove valuable and he will be instrumental in our growth and solidifying Severn’s position as the premier community bank in the region.”

About Severn Savings Bank
Founded in 1946, Severn Savings Bank, FSB is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $850 million and four branches located in Annapolis, Edgewater and Glen Burnie.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.
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